SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                                 Stamps.com Inc.
                                (Name of Issuer)

                                  Common Shares
                         (Title of Class of Securities)

                                    852857200
                                 (CUSIP Number)

                                December 31, 2004
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|  Rule 13d-1(b)

|X|  Rule 13d-1(c)

|_|  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 852857200                                                            2

--------------------------------------------------------------------------------
1.    Name of Reporting Person:
      Passport Master Fund, LP

--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:
                                                                  (a) |_|
                                                                  (b) |X|
--------------------------------------------------------------------------------
3.    SEC Use Only


--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization: British Virgin Islands


--------------------------------------------------------------------------------
  Number of    5.    Sole Voting Power: -0-

   shares
               -----------------------------------------------------------------
beneficially   6.    Shared Voting Power: 652,731 (see Item 4)

  owned by
               -----------------------------------------------------------------
    each       7.    Sole Dispositive Power: -0-

  reporting
               -----------------------------------------------------------------
   person      8.    Shared Dispositive Power: 652,731 (see Item 4)

    with:
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person:

                                                                      652,731
--------------------------------------------------------------------------------
10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                                      |_|
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9): 2.80%*


--------------------------------------------------------------------------------
12.   Type of Reporting Person: PN


--------------------------------------------------------------------------------

----------
* This percentage is based on the 23,296,579 Shares issued and outstanding (the number of Shares reported in the Company's form 10-Q filed on September 30, 2005).

CUSIP No. 852857200                                                            3

--------------------------------------------------------------------------------
1.    Name of Reporting Person:
      Passport Master Fund II, LP

--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:

                                                                  (a) |_|
                                                                  (b) |X|
--------------------------------------------------------------------------------
3.    SEC Use Only


--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization: British Virgin Islands


--------------------------------------------------------------------------------
  Number of    5.    Sole Voting Power: -0-

   shares
               -----------------------------------------------------------------
beneficially   6.    Shared Voting Power: 481,270 (see Item 4)

  owned by
               -----------------------------------------------------------------
    each       7.    Sole Dispositive Power: -0-

  reporting
               -----------------------------------------------------------------
   person      8.    Shared Dispositive Power: 481,270 (see Item 4)

    with:
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person:

                                                                      481,270
--------------------------------------------------------------------------------
10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                                      |_|
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9): 2.07%*


--------------------------------------------------------------------------------
12.   Type of Reporting Person: PN


--------------------------------------------------------------------------------

----------
* This percentage is based on the 23,296,579 Shares issued and outstanding (the number of Shares reported in the Company's form 10-Q filed on September 30, 2005).

CUSIP No. 852857200                                                            4

--------------------------------------------------------------------------------
1.    Name of Reporting Person:
      Passport Holdings, LLC

--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:
                                                                  (a) |_|
                                                                  (b) |X|
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization: British Virgin Islands

--------------------------------------------------------------------------------
  Number of    5.    Sole Voting Power: -0-

   shares
               -----------------------------------------------------------------
beneficially   6.    Shared Voting Power: 1,134,001 (see Item 4)

  owned by
               -----------------------------------------------------------------
    each       7.    Sole Dispositive Power: -0-

  reporting
               -----------------------------------------------------------------
   person      8.    Shared Dispositive Power: 1,134,001 (see Item 4)

    with:
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person:

                                                                      1,134,001
--------------------------------------------------------------------------------
10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                                      |_|
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9): 4.87% *


--------------------------------------------------------------------------------
12.   Type of Reporting Person: OO


--------------------------------------------------------------------------------

----------
* This percentage is based on the 23,296,579 Shares issued and outstanding (the number of Shares reported in the Company's form 10-Q filed on September 30, 2005).

CUSIP No. 852857200                                                            5

--------------------------------------------------------------------------------
1.    Name of Reporting Person:
      Passport Management, LLC

--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:
                                                                  (a) |_|
                                                                  (b) |X|
--------------------------------------------------------------------------------
3.    SEC Use Only


--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization: Delaware


--------------------------------------------------------------------------------
  Number of    5.    Sole Voting Power: -0-

   shares
               -----------------------------------------------------------------
beneficially   6.    Shared Voting Power: 1,134,001 (see Item 4)

  owned by
               -----------------------------------------------------------------
    each       7.    Sole Dispositive Power: -0-

  reporting
               -----------------------------------------------------------------
   person      8.    Shared Dispositive Power: 1,134,001 (see Item 4)

    with:
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person:

                                                                      1,134,001
--------------------------------------------------------------------------------
10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                                      |_|
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9): 4.87%*


--------------------------------------------------------------------------------
12.   Type of Reporting Person: OO


--------------------------------------------------------------------------------

----------
* This percentage is based on the 23,296,579 Shares issued and outstanding (the number of Shares reported in the Company's form 10-Q filed on September 30, 2005) .

CUSIP No. 852857200                                                            6

--------------------------------------------------------------------------------
1.    Name of Reporting Person:
      Passport Capital, LLC

--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:
                                                                  (a) |_|
                                                                  (b) |X|
--------------------------------------------------------------------------------
3.    SEC Use Only


--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization: California


--------------------------------------------------------------------------------
  Number of    5.    Sole Voting Power: -0-

   shares
               -----------------------------------------------------------------
beneficially   6.    Shared Voting Power: 1,134,001 (see Item 4)

  owned by
               -----------------------------------------------------------------
    each       7.    Sole Dispositive Power: -0-

  reporting
               -----------------------------------------------------------------
   person      8.    Shared Dispositive Power: 1,134,001 (see Item 4)

    with:
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person:

                                                                      1,134,001
--------------------------------------------------------------------------------
10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                                      |_|
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9): 4.87%*


--------------------------------------------------------------------------------
12.   Type of Reporting Person: OO


--------------------------------------------------------------------------------

----------
* This percentage is based on the 23,296,579 Shares issued and outstanding (the number of Shares reported in the Company's form 10-Q filed on September 30, 2005) .

CUSIP No. 852857200                                                            7

--------------------------------------------------------------------------------
1.    Name of Reporting Person:
      John  Burbank

--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:
                                                                  (a) |_|
                                                                  (b) |X|
--------------------------------------------------------------------------------
3.    SEC Use Only


--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization: United States


--------------------------------------------------------------------------------
  Number of    5.    Sole Voting Power: -0-

   shares
               -----------------------------------------------------------------
beneficially   6.    Shared Voting Power: 1,134,001 (see Item 4)

  owned by
               -----------------------------------------------------------------
    each       7.    Sole Dispositive Power: -0-

  reporting
               -----------------------------------------------------------------
   person      8.    Shared Dispositive Power: 1,134,001 (see Item 4)

    with:
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person:

                                                                      1,134,001
--------------------------------------------------------------------------------
10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                                      |_|
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9): 4.87%*


--------------------------------------------------------------------------------
12.   Type of Reporting Person: IN


--------------------------------------------------------------------------------

----------
* This percentage is based on the 23,296,579 Shares issued and outstanding (the number of Shares reported in the Company's form 10-Q filed on September 30, 2005).

Item 1(a).  Name of Issuer:
            Stamps.com Inc. (the "Company").

Item 1(b).  Address of Issuer's Principal Executive Offices:

            12959 Coral Tree Place
            Los Angeles, California 90066

Item 2(a).  Name of Persons Filing:

            Passport Master Fund, LP ("Fund I");
            Passport Master Fund II, LP ("Fund II");
            Passport Management, LLC ("Passport Management");
            Passport Holdings, LLC ("Passport Holdings")
            Passport Capital, LLC ("Passport Capital"); and
            John Burbank ("Burbank," together with Fund I, Fund II, Passport
                  Management, Passport Holdings and Passport Capital, the "Reporting Persons").

            Burbank is the sole managing member of Passport Capital; Passport Capital is the sole managing member of Passport Holdings and Passport Management. Passport Holdings is the General Partner Fund I and Fund II. Passport Management is the investment manager to Fund I and Fund II. As a result, each of Passport Management, Passport Holdings, Passport Capital and Burbank may be considered to share the power to vote or direct the vote of, and the power to dispose or direct the disposition of, the Shares owned of record by Fund I and Fund II. This statement on Schedule 13G shall not be construed as an admission that any of the Reporting Persons (other than Fund I and Fund II) is the beneficial owner of the securities covered by this statement.

Item 2(b).  Address of Principal Business Office:

            For each Reporting Person:

            PASSPORT CAPITAL, LLC
            402 JACKSON STREET
            SAN FRANCISCO, CA 94111

Item 2(c).  Citizenship:

            See row 4 of each Reporting Persons' respective cover page.

Item 2(d).  Title of Class of Securities:

            Common Shares of the Company (the "Common Shares")

Item 2(e).  CUSIP Number:

            852857200

Item 3.     Not applicable.

Item 4.     Ownership.

            (a)   Amount beneficially owned:

                  See Item 9 of each Reporting Persons' respective cover page.

            (b)   Percent of class:

                  See Item 11 of each Reporting Persons' respective cover page.

            (c) Number of shares for which each Reporting Person has sole or shared voting on disposition:

                  See Items 5-8 of each Reporting Persons' respective cover page.

Item 5.     Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported By the Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable.

Item 9.     Notice of Dissolution of a Group.

            Not Applicable.

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2006
       -----------------

                                        PASSPORT MASTER FUND, LP

                                             By: PASSPORT HOLDINGS, LLC
                                                 as General Partner

                                             By: PASSPORT CAPITAL, LLC,
                                                 as Managing Member

                                             By:   /s/ JOHN BURBANK
                                                 -------------------------------
                                                 John Burbank
                                                 Managing Member

                                        PASSPORT MASTER FUND II, LP

                                             By: PASSPORT HOLDINGS, LLC
                                                 as General Partner

                                             By: PASSPORT CAPITAL, LLC,
                                                 as Managing Member

                                             By:   /s/ JOHN BURBANK
                                                 -------------------------------
                                                 John Burbank,
                                                 Managing Member

                                        PASSPORT HOLDINGS, LLC

                                             By: PASSPORT CAPITAL, LLC,
                                                 as Managing Member

                                             By:   /s/ JOHN BURBANK
                                                 -------------------------------
                                                 John Burbank,
                                                 Managing Member

                                                                              11
                                        PASSPORT MANAGEMENT, LLC

                                             By: PASSPORT CAPITAL, LLC,
                                                 as Managing Member

                                             By:   /s/ JOHN BURBANK
                                                 -------------------------------
                                                 John Burbank,
                                                 Managing Member

                                        PASSPORT CAPITAL, LLC

                                             By:   /s/ JOHN BURBANK
                                                 -------------------------------
                                                 John Burbank,
                                                 Managing Member

                                                   /s/ JOHN BURBANK
                                                 -------------------------------
                                                 John Burbank